Exhibit 99.1

STERIS CORPORATION

NEWS ANNOUNCEMENT

FOR IMMEDIATE RELEASE

STERIS CORPORATION ANNOUNCES

FISCAL 2007 FIRST QUARTER RESULTS

Mentor, Ohio (August 2, 2006) - STERIS Corporation (NYSE: STE) today announced financial results for its fiscal 2007 first quarter ended June 30, 2006. Fiscal 2007 first quarter revenues declined 1% to $265.1 million compared with $268.1 million in the first quarter of fiscal 2006, largely due to a decline in Life Sciences segment revenue, which reflected the timing of in-process capital equipment orders.

Fiscal 2007 first quarter net income, as reported, was $14.7 million, or $0.22 per diluted share, compared with net income of $17.3 million, or $0.25 per diluted share in the first quarter of fiscal 2006. Included in net income is the impact of adopting SFAS 123R, an accounting standard related to the expensing of stock-based compensation, which negatively impacted pre-tax income by $2.1 million. Also included in net income are expenses associated with the transfer of Erie, Pennsylvania manufacturing operations to Monterrey, Mexico, which negatively impacted pre-tax income by $2.4 million, with $1.1 million of that amount reported as restructuring expenses. In combination, these two factors negatively impacted net income by $2.7 million or $0.04 per diluted share.

“Although first quarter revenue was not strong, we remain on track to meet our full year earnings expectations,” said Les C. Vinney, STERIS’s president and chief executive officer. “While we see indications that Life Sciences and Isomedix will deliver stronger revenue performance in subsequent quarters, demand in Healthcare remains soft and we would expect to be at the low end of our estimated revenue growth range as a result. I am pleased to note that our efforts to drive more efficiency in our operations are paying off and contributed to earnings this quarter. On the strategic front, we continue to progress with actions to transfer Erie manufacturing operations to Mexico with our first shipments out of Mexico having already occurred. We are implementing plans to improve profit performance in Europe, which is

STERIS Corporation

News Announcement

targeted to contribute a $5 to $6 million annual pre-tax improvement in fiscal 2009. Additionally, we are establishing consistent performance metrics across our entire portfolio with a view towards driving stronger returns.”

Segment Results

Healthcare revenues in the quarter increased 1% to $187.1 million compared with the first quarter of fiscal 2006. The segment continued to experience soft demand in U.S. hospital capital equipment sales, due primarily to fluctuating demand associated with new construction projects. Operating income declined 6% to $21.1 million, primarily reflecting the adoption of new accounting standards associated with stock-based compensation and costs associated with the Erie/Mexico manufacturing transfer.

Life Sciences first quarter revenues were $45.4 million, a decrease of 9% compared with the first quarter of fiscal 2006. The decrease in revenues reflected the timing of in-process capital orders. During the first quarter, backlog strengthened and at quarter end was 15% higher than the fourth quarter. Life Sciences reported an operating loss of $1.3 million in the quarter, compared with an operating loss of $2.2 million in the first quarter of fiscal 2006. The improvement in operating performance largely reflects lower operating expenses.

First quarter revenues for Isomedix Services were $32.6 million, flat compared with the same period last year. Revenue comparisons in the segment were impacted by strong quarterly revenue in the first quarter of last year, which resulted from a short-term reduction in industry capacity. Operating income declined 9% to $5.7 million, compared with the prior year quarter, primarily reflecting one-time expenses related to the disposal of depleted materials to comply with regulatory standards.

Cash Flow

Net cash used by operations in the first quarter of fiscal 2007 was $6.7 million, compared with net cash provided by operations of $41.4 million in the first quarter of fiscal 2006. Free cash flow (see note 1) was negative $19.1 million in the first quarter of fiscal 2007, compared with positive free cash flow of $33.3 million in the prior year first quarter. The decline in

STERIS Corporation

News Announcement

operating cash flow primarily reflects working capital changes, including an approximately $30 million payment to the IRS for tax expenses previously incurred. For the full fiscal year 2007, the Company still anticipates that free cash flow will be in the range of $60 to $65 million.

During the quarter, the Company repurchased 2,202,600 shares of its common stock at an average price of $22.76 per common share for a total cash amount of $50.1 million. On July 27, 2006, the Company announced a new share repurchase authorization of 3 million shares, which replaced the previous share repurchase authorization.

Outlook

Based upon first quarter results and current anticipated trends, particularly in the Healthcare segment, the Company expects that revenue growth for the full fiscal year will be at the low end of the previously expected growth range of 4% to 6% as provided in its earnings announcement dated May 10, 2006. Earnings are still expected to be in the range of $1.10 to $1.20 per diluted share. Included in this outlook is the net impact of the transfer of Erie manufacturing operations to Mexico, which, as previously announced, is expected to reduce pre-tax earnings by approximately $10 million, and stock-based compensation pre-tax expenses of approximately $10 million.

Conference Call

In conjunction with this press release, STERIS Corporation management will host a conference call today at 10:00 a.m. Eastern time. The conference call can be heard live over the Internet at www.steris-ir.com or via phone by dialing 1-888-392-9976 in the United States and Canada, and 1-517-645-6486 internationally, then referencing the password “STERIS” and the conference leader’s name, “Aidan Gormley.”

For those unable to listen to the conference call live, a replay will be available from 12:00 p.m. Eastern time on August 2, 2006, until 5:00 p.m. Eastern time on August 16, 2006, either over the Internet at www.steris-ir.com or via phone by calling 1-800-756-3940 in the United States and Canada, and 1-402-998-0796 internationally.

STERIS Corporation

News Announcement

About STERIS

The mission of STERIS Corporation is to provide a healthier today and safer tomorrow through knowledgeable people and innovative infection prevention, decontamination and health science technologies, products and services. The Company’s more than 5,000 dedicated employees around the world work together to supply a broad array of solutions by offering a combination of equipment, consumables and services to healthcare, pharmaceutical, industrial and government customers. The Company is listed on the New York Stock Exchange under the symbol STE. For more information, visit www.steris.com.

Contact: Aidan Gormley, Senior Director, Corporate Communications and Investor Relations at 440-392-7607.

(1) Free cash flow is a non-GAAP number used by the Company as a measure to gauge its ability to invest for growth. Free cash flow is defined as operating cash flow less purchases of property, plant, equipment, and intangibles, net (capital expenditures). STERIS’s calculation of free cash flow may vary from other companies.

# # #

This news release and the conference call referenced here may contain statements concerning certain trends, expectations, forecasts, estimates, or other forward-looking information affecting or relating to the Company or its industry that are intended to qualify for the protections afforded “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 and other laws and regulations. Forward-looking statements speak only as to the date of this report, and may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “confidence,” and “seeks,” or the negative of such terms or other variations on such terms or comparable terminology. Many important factors could cause actual results to differ materially from those in the forward-looking statements including, without limitation, disruption of production or supplies, changes in market conditions, political events, pending or future claims or litigation, competitive factors, technology advances, and changes in government regulations or the application or interpretation thereof. Other risk factors are described in the Company’s Form 10-K and other securities filings. Many of these important factors are outside STERIS’s control. No assurances can be provided as to any future financial results. Unless legally required, the Company does not undertake to update or revise any forward-looking statements even if events make clear that any projected results, express or implied, will not be realized. Other potential risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, (a) the potential for increased pressure on pricing that leads to erosion of profit margins, (b) the possibility that market demand will not develop for new technologies, products or applications, or the Company’s business initiatives will take longer, cost more or produce lower benefits than anticipated, (c) the possibility that application of or compliance with laws, court rulings, regulations, certifications or other requirements or standards may delay or prevent new product introductions, affect the production and marketing of existing products, or otherwise affect Company performance, results, or value, (d) the potential of international unrest or effects of fluctuations in currencies, tax assessments or rates, raw material costs, benefit or retirement plan costs, or other regulatory compliance costs, (e) the possibility of reduced demand, or

STERIS Corporation

News Announcement

reductions in the rate of growth in demand, for the Company’s products and services, and (f) the possibility that anticipated cost savings may not be achieved, or that transition, labor, competition, timing, execution, regulatory, governmental, or other issues or risks associated with the matters described in this release, or the referenced conference call, may adversely impact Company performance, results, or value.

STERIS Corporation

Consolidated Condensed Statements of Income

(In thousands, except per share data)

	Three Months Ended June 30,
	2006	2005
	(Unaudited)	(Unaudited)
Revenues	$265,067	$268,083
Cost of revenues	151,692	152,507

Gross profit	113,375	115,576

Operating expenses:
Selling, general, and administrative	78,414	81,232
Restructuring expense	1,105	—
Research and development	8,395	7,741

	87,914	88,973

Income from operations	25,461	26,603
Non-operating expense, net	1,090	(706)

Income from continuing operations before income tax expense	24,371	27,309
Income tax expense	10,314	10,377

Income from continuing operations	14,057	16,932
Gain on sale of discontinued operations, net of tax	627	—
Income from discontinued operations, net of tax	—	400

Net income	$14,684	$17,332

Earnings per common share (EPS) data:
Basic earnings per common share
Continuing operations	$0.21	$0.24
Discontinued operations	0.01	0.01

Net income	$0.22	$0.25

Diluted earnings per common share
Continuing operations	$0.21	$0.24
Discontinued operations	0.01	0.01

Net income	$0.22	$0.25

Cash dividends declared per common share outstanding	$0.04	0.04

Weighted average number of common shares outstanding used in EPS computation:
Basic number of common shares outstanding	66,197	69,127
Diluted number of common shares outstanding	66,663	69,886

STERIS Corporation
Consolidated Condensed Balance Sheets
(In thousands)

	June 30, 2006	March 31, 2006
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$79,562	$72,732
Accounts receivable, net	203,670	242,002
Inventories, net	133,776	112,224
Other current assets	49,571	33,357

Total Current Assets	466,579	460,315

Property, plant, and equipment, net	399,093	401,536
Goodwill and intangible assets, net	330,053	326,529
Other assets	603	593

Total Assets	$1,196,328	$1,188,973

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$68,334	$87,057
Other current liabilities	132,689	147,089

Total Current Liabilities	201,023	234,146

Long-term debt	188,140	114,480
Other liabilities	103,194	109,520
Shareholders’ equity	703,971	730,827

Total Liabilities and Shareholders’ Equity	$1,196,328	$1,188,973

STERIS Corporation

Consolidated Condensed Statements of Cash Flows

(In thousands)

	Three Months Ended June 30,
	2006	2005
	(Unaudited)	(Unaudited)
Operating Activities:
Net income	$14,684	$17,332
Non-cash items	9,324	13,480
Working capital adjustments	(30,685)	10,605

Net cash (used in) provided by operating activities	(6,677)	41,417

Investing Activities:
Purchases of property, plant, equipment, and intangibles, net	(12,415)	(8,144)
Proceeds from sale of discontinued operations	2,927	—

Net cash used in investing activities	(9,488)	(8,144)

Financing Activities:
Proceeds under credit facilities, net	73,660	21,600
Payments on long-term obligations and capital leases, net	(212)	(1,675)
Repurchases of common shares	(50,134)	(39,394)
Cash dividends paid to common shareholders	(2,679)	(2,767)
Deferred financing fees	—	(217)
Stock options and other equity transactions, net	358	1,603

Net cash provided by (used in) financing activities	20,993	(20,850)
Effect of exchange rate changes on cash and cash equivalents	2,002	(825)

Increase in cash and cash equivalents	6,830	11,598
Cash and cash equivalents at beginning of period	72,732	23,547

Cash and cash equivalents at end of period	$79,562	$35,145

	Three Months Ended June 30,
	2006	2005
Calculation of Free Cash Flow from continuing operations:
Cash flows from operating activities	$(6,677)	$41,417
Purchases of property, plant, equipment, and intangibles, net	12,415	8,144

Free Cash Flow from Continuing Operations	$(19,092)	$33,273

Free cash flow is defined by the Company as cash flows from operating activities less purchases of property, plant, equipment and intangibles, net (capital expenditures). Free cash flow is a non-GAAP figure used by the Company as a measure to gauge its ability to invest for growth. STERIS’s calculation of free cash flow may vary from other companies.

STERIS Corporation

Segment Data

(In thousands)

	Three Months Ended June 30,
	2006	2005
	(Unaudited)	(Unaudited)
Segment Revenues:
Healthcare	$187,131	$185,760
Life Sciences	45,381	49,817
STERIS Isomedix Services	32,555	32,506

Total Segment Revenues	$265,067	$268,083

Segment Operating Income (Loss):
Healthcare	$21,113	$22,554
Life Sciences	(1,313)	(2,156)
STERIS Isomedix Services	5,661	6,205

Total Segment Operating Income	$25,461	$26,603